Exhibit 99.1

8400 E. Crescent Parkway, Suite 600 Greenwood Village, Colorado 80111 (303) 784-5350 www.gatossilver.com

Gatos Silver Reports First Quarter 2021 Results

Denver, CO — May 7, 2021 — Gatos Silver, Inc. (NYSE/TSX: GATO) (“Gatos Silver” or the “Company”) today reported first quarter 2021(“Q1”) operational and financial results.

Key Highlights:

•	Repurchased an additional 18.5% interest in the Los Gatos Joint Venture (“LGJV”), increasing the Company’s LGJV interest to 70%;

•	Extinguished the $60 million LGJV Working Capital Facility of which Gatos Silver’s pro-rata portion was $42 million;

•	Mined 209,832 tonnes of ore from the Cerro Los Gatos (“CLG”) mine;

•	Achieved strong metal recoveries at the CLG processing plant with silver recovery averaging 85%, lead recovery averaging 87% and zinc recovery averaging 71%;

•	Continued strong community involvement including physical, social and mental health initiatives and community infrastructure support;

•	Secured permit approvals to begin definition drilling at the LGJV’s Esther zone and commenced an exploration drilling program at Gatos Silver’s wholly-owned Santa Valeria property; both properties have geologic characteristics similar to CLG; and

•	Advanced definitional drilling at Cerro Los Gatos with three drills currently in operation.

Operational and Financial Results

Gatos Silver

	Three Months Ended
	March 31,
Amounts in millions*	2021	2020
Exploration expenses	$0.2	$0.2
G&A expenses	3.6	0.8
Operating expenses	3.8	1.0
Equity (income) loss in LGJV	(2.7)	13.4
Arrangement fees	0.5	1.6
Net other expense	(2.2)	15.0
Net Loss	$1.6	$16.0

*Amounts exclude results of discontinued operations

Net loss for Q1 was $1.6 million ($0.03 per share) compared to $16 million ($0.40 per share) in the first quarter of 2020 from continuing operations. The improved results were primarily due to substantial improvement in the profitability of the LGJV, partially offset by higher public company costs related to increased G&A compensation, insurance, consulting expenses, and increased stock-based compensation expense.

Stephen Orr, the Company’s Chief Executive Officer, stated: “Q1 established a strong foundation for 2021 operations. The CLG Project provided record revenue for the LGJV and the mine operated at its designed 2,500 tpd throughput for each operating day. A six-day suspension due to the Northern Mexico power outage in February reduced our first quarter operating days, but the suspension is not anticipated to impact annual results or guidance. So far, in the second quarter of 2021, the CLG project is performing above expectation as development during Q1 allowed CLG to access higher grade ore zones, yielding above budget metal production and revenue. In Q1, we also commenced and progressed key sustaining capital initiatives including tailings lift construction, paste plant engineering, and the construction initiation of the second mine refrigeration plant. As previously communicated, 2021 is a year of optimization for CLG and during Q1 we accomplished improved production consistency while achieving meaningful progress on planned infrastructure initiatives.”

Los Gatos Joint Venture

	Three Months Ended
Financial	March 31,
Amounts in millions	2021	2020
Sales	$46.3	$18.9
Operating expenses	35.5	33.3
Other expenses	3.9	9.5
Net income (loss)	$6.9	($23.9)

The LGJV has successfully controlled COVID-19 infection at the CLG project and the surrounding local communities through proactive COVID-19 prevention programs, including seminars and donation of personal protection items such as face masks, hand sanitizer and nitrile gloves. All employees and contractors are PCR tested for COVID-19 prior to CLG site entry with those testing positive either placed in isolation or returned home.

Sales increased for Q1 compared to the same quarter of 2020 due to higher metals prices and production rates. Sales in Q1 were $46.3 million. Lead and zinc concentrate production for Q1 was 6,312 tonnes and 7,036 tonnes, respectively. During the quarter, the CLG recovered 1.5 million ounces of silver, 1.1 thousand ounces of gold, 7.6 million pounds of lead and 8.6 million pounds of zinc at an all-in sustaining cost, net of by-product credits of $19.76/Ag oz, which includes approximately $2.50/Ag oz related to non-recurring costs attributed to COVID-19 and lower produced ounces related to the power outage experienced earlier in the year.

Operating expenses for Q1 increased $2.2 million to $35.5 million primarily due to higher 2021 production. Other expenses decreased to $3.9 million for Q1 compared to $9.5 million in the first quarter of 2020 due to lower interest expense and a lower foreign exchange loss due to the strengthening Mexican Peso.

The Company continued to execute on its stated 2021 strategic capital initiatives and started many of these initiatives in Q1. The final engineering for a paste plant commenced and the facility is expected to be commissioned in the second quarter of 2022. The paste plant will allow direct injection of tailings into mined areas, reducing tailings placed into the surface storage facility and increasing haulage trucks dedicated to ore removal. The construction of the second CLG mine refrigeration plant commenced in mid-Q1 and is expected to be completed by end of the third quarter 2021. The development of underground pumping stations also commenced in early Q1. These stations will lower pumping costs and increase pumping efficiency and capacity ensuring development levels remain dewatered as the underground development advances. The construction of ancillary surface utilities was also completed including a compressor station and additional generator plant capacity for underground mining operations. The third lift of the CLG tailings dam commenced in late Q1 with construction expected to be completed in late 2021.

	Three Months Ended
Operational	March 31,
Mine Production	2021	2020
Tonnes mined	209,832	206,957
Lead Concentrate
Tonnes produced	6,312	5,156
Average silver grade (g/t)	6,314	4,311
Average gold grade (g/t)	5.6	8.9
Average lead grade (%)	54.8	60.6
Average zinc grade (%)	12.9	9.5
Zinc Concentrate
Tonnes produced	7,036	7,172
Average silver grade (g/t)	757	635
Average gold grade (g/t)	0.6	0.9
Average lead grade (%)	1.4	3.5
Average zinc grade (%)	55.2	54.2
Average realized price per silver ounce	$24.15	$16.62
Average realized price per gold ounce	$1,812	$1,563
Average realized price per lead pound	$0.93	$0.84
Average realized price per zinc pound	$1.16	$0.95

(in thousands, except unit costs)	Three Months Ended March 31, 2021
Expenses	$35,533
Depreciation, depletion and amortization	(10,949)
Exploration[1]	(649)
Treatment and refining costs[2]	6,635
Cash costs	$30,570
Sustaining capital	12,216
All-in sustaining costs	$42,786
By-product credits[3]	(16,879)
All-in sustaining costs, net of by-product credits	$25,907
Cash cost, net of by-product credits	$13,691

Payable ounces of silver equivalent[4]	2,010
Co-product cash cost per ounce of payable silver equivalent	$15.21
Co-product all-in sustaining cost per ounce of payable silver equivalent	$21.29

Payable ounces of silver	1,311
By-product cash cost per ounce of payable silver	$10.44
By-product all-in sustaining cost per ounce of payable silver	$19.76

1	Exploration costs are not related to current operations.
2	Represent reductions on customer invoices and included in Sales on the LGJV combined statement of income (loss).
3	By-product credits reflect realized metal prices of zinc, lead and gold for the applicable period.
4	Silver equivalents utilize the average realized prices during the three months ended March 31, 2021 of $24.15/oz silver, $1.16/lb zinc, $0.93/lb lead and $1,812/oz gold.

Capital Resources Update

With the successful completion of a $150 million IPO on October 30, 2020, and the subsequent exercise of the related underwriters’ option for gross proceeds of $22.5 million in early November 2020, the Company secured sufficient funds to carry out its business plans. At March 31, 2021, cash and cash equivalents were $31 million. Gatos Silver did not have any debt at March 31, 2021.

On March 11, 2021, Gatos Silver repurchased an 18.5% interest in the LGJV from its joint venture partner, Dowa Metals & Mining Co., Ltd., for $71.6 million, increasing the Company’s LGJV ownership to 70.0% and the LGJV extinguished the $60 million LGJV Working Capital Facility of which Gatos Silver’s attributable portion was $42 million.

Exploration Update

The LGJV currently has three drills conducting definition drilling at CLG and is successfully converting the 3.7 million tonnes of inferred resource to measured and indicated. This 27,000-meter program is expected to be completed by year-end 2021 and the results will be incorporated into the CLG resource model and a new mine plan by early 2022.

A fourth drill is now mobilizing at the Esther zone for a 19,000-meter campaign to expand its resource and is expected to begin drilling on May 7, 2021. Esther mineralization is similar to CLG and the Company expects to meaningfully increase the tonnage and metal grades within this zone. Esther is targeted to be the next zone for mine development within the Los Gatos District. The district program will also conduct exploration on the Wall-e/Eva, El Valle and Cascabel zones as part of an initial 6,700-meter program.

Gatos Silver has one drill conducting exploration at its 100%-owned Santa Valeria zone that is outside the LGJV area of interest. Santa Valeria has geologic characteristics similar to CLG.

Community Engagement

During Q1, the LGJV remained active in its community support of sanitation and prevention protocols related to Covid-19, including an initial roll-out of Covid-19 vaccines to the high-risk population of the local community. The LGJV continued its sponsorship of social, mental and physical health providers and related supply donations to the local communities. Additionally, the LGJV and the local community recently began construction of a teacher’s home to facilitate elementary school needs and assisted in the remodeling of the community’s middle school.

Financial Results Webcast and Conference Call

Gatos Silver will host a webcast and conference call to discuss its first quarter 2021 financial results on May 7, 2021 at 12:00 p.m. Eastern Time.

Conference Call Details:

To register for this conference call, please use this link http://www.directeventreg.com/registration/event/7484059. After registering, a confirmation will be sent through email, including dial-in details and unique conference call codes for entry. Registration is open through the live call. To ensure you are connected for the full call we suggest registering a day in advance or at minimum 10 minutes before the start of the call.

Webcast Details:

Title: Gatos Silver Q1 2021 Earnings Call

URL: https://event.on24.com/wcc/r/3081453/33B10B88694027CB897C2C41A4F6529C

A replay of the webcast will also be available following the conference call on the Company’s website, www.gatossilver.com.

About Gatos Silver

Gatos Silver is a silver dominant exploration, development and production company that discovered a new silver and zinc-rich mineral district in southern Chihuahua State, Mexico. To-date, 14 zones of mineralization have been defined within the district and all are characterized by silver-zinc-lead epithermal mineralization. More than 85% of the approximately 103,087-hectare mineral rights package has yet to be drilled, representing a highly prospective and underexplored district. The Company recently built and commissioned its first operating mine and mineral processing plant at the Cerro Los Gatos deposit.

Forward-Looking Statements

This press release contains statements that constitute “forward looking information” and “forward-looking statements” within the meaning of U.S. and Canadian securities laws. All statements other than statements of historical facts contained in this press release, including statements regarding the expected average annual production are forward-looking statements. Forward-looking statements are based on management’s beliefs and assumptions and on information currently available to management. Such statements are subject to risks and uncertainties, and actual results may differ materially from those expressed or implied in the forward-looking statements due to various factors described in our filings with the U.S. Securities and Exchange Commission and Canadian securities commissions. Certain forward-looking statements are based on assumptions, qualifications and procedures which are set out only in the technical report entitled “Los Gatos Project, Chihuahua, Mexico,” dated July, 2020 with an effective date of July 1, 2020 (the “Los Gatos Technical Report”) filed with the U.S. Securities and Exchange Commission and Canadian securities commissions. Scientific and technical disclosures in this press release were approved by Philip Pyle, Vice President of Exploration and Chief Geologist of Gatos Silver who is a “Qualified Person,” as defined in National Instrument 43-101 – Standards of Disclosure for Mineral Projects of the Canadian Securities Administrators. For a complete description of assumptions, qualifications and procedures associated with such information, reference should be made to the full text of the Los Gatos Technical Report. Gatos Silver expressly disclaims any obligation or undertaking to update the forward-looking statements contained in this press release to reflect any change in its expectations or any change in events, conditions, or circumstances on which such statements are based unless required to do so by applicable law. No assurance can be given that such future results will be achieved. Forward-looking statements speak only as of the date of this press release.

Investors and Media Contact

Adam Dubas
Chief Administrative Officer
investors@gatossilver.com
(303) 784-5350